EXHIBIT 5.1

[Letterhead of McGuireWoods LLP]

April 5, 2011

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the with the offer and sale by the Partnership of an aggregate of 660,000 common units representing limited partner interests in the Partnership (the “Securities”), pursuant to the Underwriting Agreement dated March 15, 2011 (the “Underwriting Agreement”), among the Partnership, Ferrellgas, Inc. (the “General Partner”), Ferrellgas, L.P. and the underwriters identified on Schedule A thereto (collectively, the “Underwriters”).

The Securities were offered and sold pursuant to a prospectus supplement, dated March 15, 2011 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 15, 2011, to a prospectus dated April 13, 2009 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-157760) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)           the Registration Statement;

(b)           the Prospectus Supplement;

(c)           the Prospectus;

(d)           the Underwriting Agreement;

(e)           the certificate of limited partnership and the limited partnership agreement of the Partnership;

(f)            the certificate of incorporation and the bylaws of the General Partner; and

(g)           the Partnership’s Registration Statement on Form 8-A/A with respect to the Securities, as filed with the Commission on December 7, 2005.

In addition, we have examined and relied upon the following:

(i)            certificates from officers of the General Partner certifying as to, among other things, resolutions of the board of directors of the General Partner authorizing the Transactions on behalf of the Partnership (the “General Partner Certificates”); and

(ii)           originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, the following terms have the respective meanings set forth below:

“Applicable Law” means the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant federal laws of the United States.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act.

Assumptions Underlying Our Opinions

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following.

(a)           Factual Matters.  To the extent that we have reviewed and relied upon the General Partner Certificates, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b)           Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)           Legal Capacity of Certain Parties.  All parties to the Underwriting Agreement are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Underwriting Agreement, except that no such assumption is made as to the Partnership, the General Partner or Ferrellgas, L.P.  All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.

(d)           Authorization, Execution and Delivery of Subject Documents by Certain Parties.  The Underwriting Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Partnership, the General Partner or Ferrellgas, L.P.

(e)           Binding on Certain Parties.  The Underwriting Agreement is a valid and binding obligation enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Partnership, the General Partner or Ferrellgas, L.P.

Our Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Securities, when issued in accordance with the terms and provisions of the Underwriting Agreement, and upon the Partnership’s receipt of the consideration set forth in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act).

Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement.  In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion as an exhibit or otherwise.

Qualifications and Limitations Applicable to Our Opinion

This opinion is limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter.  The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any Applicable Laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.  Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP